Filed Pursuant to Rules 424(b)(3) and 424(c)
File Number 333-133192

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement No. 3 dated November 13, 2006
to Prospectus dated May 8, 2006
(Registration No. 333-133192)

FOLDERA, INC.

This Prospectus Supplement No. 3 supplements our Prospectus, dated May 8, 2006 (the “Prospectus”) that was filed with the Securities and Exchange Commission on May 10, 2006, as supplemented by Prospectus Supplement No. 1, dated July 11, 2006 (“Prospectus Supplement No. 1”) and Prospectus Supplement No. 2, dated July 19, 2006 (“Prospectus Supplement No. 1”). The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.

The information in the table appearing under the heading “Selling Stockholders” in the Prospectus is amended by adding the information below with respect to selling stockholders not previously listed in the Prospectus, and by superseding the information with respect to selling stockholders previously listed in the Prospectus.

			Beneficial Ownership After this Offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)
Jashua N. Smith (4)	20,200	20,200	0	*
Jarom and Cindy Smith (4)	20,200	20,200	0	*
Kirk and Lyndell Dunn (4)	3,500	3,500	0	*
Paul A. Burwick (4)	600	600	0	*
Robert and Helen Merrill (4)	400	400	0	*
James & Mareena Snarey (4)	400	400	0	*
Carl and Arlene Wecker (4)	200	200	0	*
Jared Smith (4)	200	200	0	*
Darby Heidemann (5)	20,000	20,000	0	*
Craig Anderson (5)	20,000	20,000	0	*
Michael Hawkes (5)	40,000	40,000	0	*
T.G. Entertainment, Ltd. (6)	6,000	6,000	0	*
Helen E. Somers (6)	100,000	100,000	0	*

Beneficial Ownership After this Offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)
Sterling Trust Company, Custodian FBO: Burton W. Bartlett (7)	50,000	50,000	0	*
Bernard Schmidt (8)	25,000	25,000	0	*
MBA Holdings, LLC (8)	290,000	290,000	0	*
Robert S. Rein (8)	50,000	50,000	0	*
Corporate Communications Network, Inc. (8)	1,165,000	1,165,000	0	*
Dan Duquette (8)	90,000	90,000	0	*
Newport Capital Consultants (8)	100,000	100,000	0	*
Brett Briggs, Inc. (8)	50,000	50,000	0	*
George Mottel (8)	50,000	50,000	0	*
Southwest Marketing LLC (8)	10,000	10,000	0	*
Ralph Olson (8)	70,000	70,000	0	*
_________________

* Represents less than 1% of outstanding shares.

(1)	As of November 10, 2006. All share amounts reflect our 4-for-1 forward split on May 16, 2006, after the date of the Prospectus.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Based on 101,266,940 shares of common stock outstanding on August 11, 2006. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after November 10, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4)	Represents shares of our common stock listed in the original Prospectus as being held by Lee Living Trust Linda M. Lee, Trustee Glen M. Lee, Trustee.

(5)	Represents shares of our common stock listed in the original Prospectus as being held by Douglas Metcalf.

(6)	Represents shares of our common stock listed in the original Prospectus as being held by James Somers.

(7)	Represents shares of our common stock listed in the original Prospectus as being held by Burton W. Bartlett II.

(8)	Represents shares of our common stock issuable upon exercise of warrants listed in the original Prospectus as being held by Trilogy Capital Partners.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 13, 2006.